Exhibit 10.1
April 1, 2025
To:    Andy Cheung, EVP & CFO
From:    James Ray, President and CEO
Re:    Retention Bonus Letter Agreement
Andy,
Pursuant to the terms of this agreement (the “Agreement”), Commercial Vehicle Group, Inc. (the “Company” or “CVG”) is pleased to award you a retention bonus in an aggregate amount of $480,000 (the “Retention Bonus”), subject to regular tax withholdings and other authorized deductions. The Company believes it is in the best interest of the Company and its stockholders to ensure continuity of leadership as set forth in this Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in that certain change in control agreement between you and the Company.
1. Payment of Retention Bonus. The Retention Bonus shall be earned and become payable in full on March 31, 2027 (the “Vesting Date”), subject to your continued employment through the Vesting Date, and shall be paid to you on or within 10-days following the Vesting Date; provided, however that in the event that your employment is terminated by the Company without Cause on or prior to the Vesting Date, the Retention Bonus will be paid to you within 30 days following such termination of employment. In the event that your employment with the Company terminates for any reason other than by the Company without Cause prior to the Vesting Date, you shall forfeit the Retention Bonus.
2. This Agreement does not change the at-will nature of your employment relationship with the Company and does not guarantee your employment or any other form of compensation for any specified period.
3. The Retention Bonus opportunity does not affect your base pay or any other incentives you may be eligible for with the Company.
4. Amendment and Termination. The Agreement may only be amended by a written instrument executed by the Company and you.
5. Governing Law. The Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without regard to principles of conflict of laws.

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6. This Retention Bonus opportunity is only being made available to a select few leaders, as such, by signing this Agreement, you agree to keep this Agreement confidential.
To indicate your agreement to the terms of this Agreement, sign and return this Agreement to Kristin Mathers at Kristin.Mathers@cvgrp.com by April 1, 2025. Please let me know if you have any questions about the terms of this Agreement.
We recognize and appreciate your efforts on behalf of CVG and look forward to creating value together.
Sincerely,
James Ray
James Ray
CEO

Agreement Acknowledgement:

_/s/ Andy Cheung__________________________
Employee Signature
Employee Name: __Andy Cheung______________

7800 Walton Parkway New Albany, OH 43054 614.289.5360